Exhibit 99.1

Saga Communications, Inc.

Reports 1st Quarter 2020 Results

Net Income Increases 22.6%

Contact:

Samuel D. Bush

313/886-7070

Grosse Pointe Farms, MI – May 6, 2020 – Saga Communications, Inc. (Nasdaq - SGA) today reported net income increased to $1.7 million from $1.4 million for the same period last year. Net revenue of $26.1 million for the quarter compared to $27.8 million for the 1st quarter last year. Gross political revenue increased $963 thousand for the quarter this year to $1.0 million. Station operating expense decreased $964 thousand to $22.2 million and operating income increased $202 thousand to $2.2 million. Diluted earnings per share were $0.28/share in the 1st quarter of 2020 compared to $0.23/share during the same period in 2019. Free cash flow was $1.5 million for the quarter ended March 31, 2020 compared to $2.6 million for the same period last year. A $1.4 million gain on the sale of the land and building at one of the Company’s tower sites is excluded in the free cash flow calculation.

The Company had $46.3 million in cash on hand as of March 31, 2020 and $47.0 million as of May 4, 2020. The Company’s total bank debt was $10 million as of the end of the quarter. Including the $0.32 per share dividend which was paid on April 10, 2020, the Company has paid over $71.3 million in dividends since December 3, 2012.

Capital expenditures in the first quarter were $1.0 million compared to $1.2 million for the same period last year. The Company expects to spend approximately $3.0 – 3.5 million for capital expenditures during 2020.

Saga’s 2020 1st Quarter conference call will be on Wednesday, May 6, 2020 at 11:00 a.m. EDT. The dial-in number for the call is 973/528-0008. Enter conference code 746589. A transcript of the call will be posted to the Company’s website as soon as it is available after the call.

The Company requests that all parties that have a question that they would like to submit to the Company to please email the inquiry by 10:00 a.m. EDT on May 6, 2020 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, those inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing will be discussed during the call.

The COVID-19 global pandemic continues to spread, and state and local “shelter-in-place” orders in the states where we operate have impacted and restricted various aspects of our business. Our operations are functioning, subject to regulated restrictions and safety constraints we have enacted in order to protect our employees and customers. As a result of the current challenging economic conditions, our reported results for the three months ended March 31, 2020 are not reflective of current market conditions. The Company’s advertising revenue has declined significantly as a result of the pandemic and these unfavorable trends have continued into May and June. While we cannot reasonably estimate the length or severity of this pandemic, an extended economic slowdown in the U.S. could materially impact our consolidated financial position, consolidated results of operations, and consolidated cash flows in fiscal 2020 or beyond.

The attached Selected Supplemental Financial Data tables disclose “actual” information as well as the Company’s trailing twelve-month consolidated EBITDA. The “actual” amounts reflect our historical financial results and include the results of operations for stations that we did not own for the entire comparable period.

Saga utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance. Such non-GAAP measures include same station financial information, free cash flow, trailing 12-month consolidated EBITDA, and consolidated net leverage ratio. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including, but not limited to, evaluating individual station and market-level performance, evaluating overall operations, as a primary measure for incentive-based compensation of executives and other members of management and as a measure of financial position. Saga’s management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value. These measures are not measures of liquidity or of performance in accordance with GAAP, and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all of the non-GAAP financial measures to the most directly comparable GAAP measure are attached in the Selected Consolidated Financial Data and Supplemental Financial Data tables.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “believes,” “expects,” “anticipates,” “guidance” and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga’s ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga’s business, are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes, changes in the radio broadcast industry in general, and the effects of the ongoing COVID-19 pandemic, as well as Saga’s actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 27 markets, including 79 FM radio stations, 34 AM radio stations and 78 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

Saga Communications, Inc.

Selected Consolidated Financial Data

For The Three Months Ended

March 31, 2020 and 2019

(amounts in 000’s except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Operating Results
Net operating revenue	$26,051	$27,816
Station operating expense	22,199	23,163
Corporate general and administrative	3,015	2,685
Other operating (income) expense, net	(1,330)	3
Operating income	2,167	1,965
Interest expense	108	208
Interest income	(108)	(163)
Other income	(213)	-
Income before income tax expense	2,380	1,920
Income tax expense	700	550
Net income	$1,680	$1,370

Basic Earnings per share:	$0.28	$0.23
Diluted Earnings per share:	$0.28	$0.23

Weighted average common shares	5,866	5,841
Weighted average common and common
equivalent shares	5,866	5,841

Free Cash Flow
Net income	$1,680	$1,370
Plus: Depreciation and amortization:
Radio Stations	1,608	1,640
Corporate	75	71
Deferred tax provision	115	180
Non-cash compensation	569	559
Other operating expense (income), net	(1,330)	3
Other income	(213)	-
Less: Capital expenditures	(1,021)	(1,212)
Free cash flow	$1,483	$2,611

	March 31,
	2020	2019
Balance Sheet Data
Working capital	$50,762	$45,256
Net fixed assets	$57,976	$58,739
Net intangible assets and other assets	$126,703	$127,041
Total assets	$251,520	$245,453
Long-term debt	$10,000	$15,000
Stockholders' equity	$192,913	$185,326

Saga Communications, Inc.

Selected Supplemental Financial Data

March 31, 2020

(amounts in 000's except ratios)

(Unaudited)

		Less:	Plus:	Trailing
	12 Months Ended	3 Months Ended	3 Months Ended	12 Months Ended
	December 31,	March 31,	March 31,	March 31,
	2019	2019	2020	2020
Trailing 12 Month Consolidated Earnings Before Interest,
Taxes, Depreciation and Amortization ("EBITDA") (1)
Net income	$13,279	$1,370	$1,680	$13,589
Exclusions:
Gain (loss) on sale of assets	(112)	(3)	1,330	1,221
Gain (loss) on insurance proceeds	16	-	213	229
Interest income	610	163	108	555
Other	190	82	24	132
Total exclusions	704	242	1,675	2,137
Consolidated adjusted net income (1)	12,575	1,128	5	11,452
Plus: Interest expense	735	208	108	635
Income tax expense	5,420	550	700	5,570
Depreciation & amortization expense	6,945	1,711	1,683	6,917
Non-cash stock based compensation expense	2,129	559	569	2,139
Trailing twelve month consolidated EBITDA (1)	$27,804	$4,156	$3,065	$26,713

Total long-term debt, including current maturities				$10,000
Divided by trailing twelve month consolidated EBITDA (1)				26,713
Leverage ratio				0.37

(1)	As defined in the Company's credit facility.
(2)	Trailing 12 Month Adjustment